UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE LOVESAC COMPANY

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) below per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO THE PROXY STATEMENT FOR THE

2025 ANNUAL MEETING OF STOCKHOLDERS

OF THE LOVESAC COMPANY

TO BE HELD ON TUESDAY, JUNE 10, 2025

This proxy statement supplement, dated May 22, 2025 (the “Supplement”), supplements the Definitive Proxy Statement of The Lovesac Company (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on April 24, 2025 (the “Proxy Statement”), relating to the 2025 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Tuesday, June 10, 2025 at 10:00 a.m. Eastern Time, virtually via live webcast at https://web.viewproxy.com/LovesacCompany/2025.

This Supplement is being filed with the SEC and is being made available to the stockholders of the Company on or about May 22, 2025. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply. To the extent the information in this Supplement differs from or updates information in the Proxy Statement, our stockholders should rely on the information contained in this Supplement. You should read the entire Proxy Statement, this Supplement (which contains important information that supplements and updates the Proxy Statement), and any additional proxy materials carefully before voting your shares.

Withdrawal of nominee for director

As described in our Current Report on Form 8-K filed with the SEC on May 22, 2025, John Grafer, a nominee for re-election as director, informed the Company’s Board of Directors of his decision to resign from the Board and all committees thereof, effective June 10, 2025 at the Annual Meeting, and to not stand for re-election at the Annual Meeting. As a result, Mr. Grafer is no longer a director nominee for election at the Annual Meeting. Mr. Grafer’s resignation was not the result of any disagreement between Mr. Grafer and the Company, its management, the Board or any committee thereof, or with respect to any matter relating to the Company’s operations, policies or practices.

In connection with Mr. Grafer’s resignation, on May 22, 2025 our Board of Directors further reduced the size of the Board to 6 members, effective immediately prior to the Annual Meeting.

Voting matters

If you have already returned your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already returned by stockholders will remain valid and, except for votes on the re-election of Mr. Grafer, will be voted as directed at the Annual Meeting unless revoked. Proxies and voting instructions received in respect of the re-election of Mr. Grafer will be disregarded, but will continue to be voted as directed or otherwise as set forth in the proxy card or voting instruction form and described in the Proxy Statement with respect to all other matters properly brought before the Annual Meeting.

If you have not yet returned your proxy card or submitted your voting instructions, please complete and return the proxy card or submit voting instructions, disregarding Mr. Grafer’s name as a nominee for election as a director.

Due to the reduction in the size of the Board, the Board will not have a vacancy at the Annual Meeting and shareholders will vote to elect all 6 members of the Board at the Annual Meeting.

None of the other items to be acted upon at the Annual Meeting, which are described in the Proxy Statement, are affected by this Supplement. The shares represented by proxy cards returned or voting instructions submitted before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the proxy card or pursuant to the voting instructions. Information about how to vote your shares is available in the Proxy Statement.

By Order of the Board of Directors

Megan C. Preneta
Vice President, General Counsel and Secretary
May 22, 2025

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 10, 2025: Our Proxy Statement and 2025 Annual Report are available at https://www.astproxyportal.com/ast/22259. This Supplement is being made available online at the same location on or about May 22, 2025.